Exhibit 99.d.26

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 4th day of February, 2021 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Schroder Investment Management North America Inc., a Delaware corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014 (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.         Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.         Duties of the Sub-Advisor.

(a)         Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b)         Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) after having received applicable notifications in accordance with this Agreement, act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws, regulations and guidance applicable to registered investment companies’ and Sub-Advisors’ duties under this Agreement. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such reasonable prior notice of the effectiveness of such changes from the Trust or the Advisor to enable the Sub-Advisor to come into compliance with the foregoing. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO: (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) quarterly (or as otherwise reasonably directed) reports confirming that the Sub-

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Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly (or as otherwise reasonably directed) certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)         Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall promptly provide the Trust CCO with copies of: (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets. The Sub-Advisor shall provide to the Trust CCO: (i) quarterly (or as otherwise reasonably directed) reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) quarterly (or as otherwise reasonably directed) certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets. At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d)         Voting of Proxies. Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund. The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

(e)         Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this

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Agreement and the Trust’s governing documents that have been provided to the Sub-Advisor.

(f)          Use of Derivatives. The Sub-Advisor may buy, sell or engage in transactions involving derivatives and other notional contracts (collectively, “Derivatives”), whether or not traded on any exchange or contract market, in managing the Fund in accordance with the Prospectus, other public filings with the SEC and the Fund’s investment guidelines. The Advisor agrees that in that connection the Sub-Advisor, on the Fund’s behalf, and on such terms as the Sub-Advisor deems appropriate, may take any and all actions, or omit to take such actions, as it may in its discretion consider appropriate, including, but not limited to, selecting counterparties, executing brokers, clearing brokers and clearinghouses, as appropriate, negotiating and entering into agreements and arrangements governing or related to Derivatives (including without limitation ISDA Master Agreements and Credit Support Annexes and other master agreements or documents, confirmations and master confirmations, clearing documentation and agreements, and account opening and trading agreements), making representations and warranties, and generally taking steps intended to facilitate the entry into, trading, settling, margining and close out of Derivatives on the Fund’s behalf.

Further, the Sub-Advisor may, acting as agent on the Fund’s behalf, instruct the Fund’s custodian to provide collateral and margin in respect of Derivatives entered into for the Fund, including but not limited to initial and variation margin (whether or not the counterparty agrees to provide collateral or margin to or for the benefit of the Fund) and may instruct the Fund’s custodian to deliver margin to and deposit collateral and margin with the counterparty (or a person acting on the counterparty’s behalf), in each case in a manner that is consistent with applicable limitations under the 1940 Act. All Derivatives entered into for the Fund by the Sub-Advisor will be entered into by the Sub-Advisor in the Fund’s name or in the Sub-Advisor’s name on behalf of the Fund, and the Sub-Advisor is authorized to reveal the name of the Fund as it may in its discretion consider necessary or appropriate in connection with transactions in Derivatives for the Fund.

The Advisor confirms that any limitations on the authority of the Sub-Advisor on behalf of the Fund to enter into transactions involving Derivatives, to negotiate, execute and deliver agreements or other documentation with respect thereto, or to perform any of the activities on behalf of the Fund of a nature described above will be provided to the Sub-Advisor in writing or are set forth in the Prospectus, other public filings with the SEC and the Fund’s investment guidelines. The Advisor represents, warrants and covenants that it has full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all Derivatives and to authorize the Sub-Advisor to perform the activities on behalf of the Fund of a nature described above, and acknowledges and agrees that the Sub-Advisor will rely on this representation, warranty and covenant in doing so. The Advisor agrees and covenants that the Sub-Advisor will have no liability to the Advisor or the Fund, or any person claiming through, or on behalf of the Fund, or by right of the Fund, or any other person, arising from the fact that the Fund lacked the full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all Derivatives or to grant the authority purported to be granted to the Advisor set forth in this Agreement.

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(g)         Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor shall seek, on behalf of a Fund, to obtain the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund. Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) only if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures. The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter (and the other sub-advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients.

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(h)         Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Fund, other than a sub-advisor that is affiliated with the Sub-Advisor and providing services with respect to the “Sub-Advisor Assets”, with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing any such agency cross transactions executed in connection with the Sub-Advisor Assets. By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above. The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

(i)          Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any material changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(j)          Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(k)         Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may reasonably request, the Sub-Advisor will furnish the requesting party reports on

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portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry involving the Fund or any services the Sub-Advisor provides for the Fund that could reasonably be expected to have a material adverse effect on the Fund. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(l)          Valuation of Sub-Advisor Assets. The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets that cause the Sub-Advisor to revalue a security. As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio, provided, however, that the Advisor acknowledges that the Sub-Advisor may be contractually limited in the information it is able to provide. Such assistance may include fair value pricing of portfolio securities, as requested by the Advisor. The Sub-Advisor agrees that, with respect to the Sub-Advisor Assets, it will act, at all times, in accordance with the Trust’s Valuation Procedures, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor or the Trust.

The Sub-Advisor also will provide such information or perform such additional acts as are required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(m)        Custody Arrangements. The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets. The Advisor acknowledges and agrees that the Trust’s custodian is responsible for advising or taking action, including filing proof of claim forms, on behalf of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held in or formerly held in Sub-Advisor Assets or the issuers of those securities.

(n)         Historical Performance Information. To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information

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on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(o)         Regulatory Examinations. At the expense of the Advisor and/or the Trust, the Sub-Advisor will cooperate promptly and reasonably with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(p)         Delegation. The Sub-Advisor may appoint Schroder Investment Management North America Ltd. (“SIMNA LTD”) as its agent and may delegate the exercise of all or any of the Sub-Advisor’s powers, discretion and duties in relation to the management of the Sub-Advisor Assets to SIMNA LTD, subject always to the oversight and supervision of the Advisor. The Sub-Advisor represents and warrants to the Advisor and the Fund that SIMNA LTD is eligible to serve as an investment adviser to an investment company registered under the 1940 Act and that the personnel of SIMNA LTD performing services pursuant to such delegation are Access Persons (within the meaning of Rule 204A-1 under the Advisers Act). The Advisor and the Board of Trustees of the Trust must consent to any such delegation and to the terms and conditions thereof, set forth in a written contract, which receives prior approval by the Advisor and the Board of Trustees of the Trust, which may not be materially amended without prior written approval of the Advisor and the Board of Trustees of the Trust, and which provides for its automatic termination in the event this Subadvisory Agreement is terminated for any reason. The Sub-Advisor represents and warrants that such delegation is permitted by and in conformity with the 1940 Act. Notwithstanding anything in this provision or this Agreement to the contrary, the Advisor acknowledges and agrees that the Sub-Advisor may perform non-portfolio management services contemplated by this Agreement directly or through its affiliates as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement. The Sub-Advisor shall be liable to the Advisor and the Fund for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of its affiliates including SIMNA LTD utilized hereunder. The Sub-Advisor shall be solely responsible for compensating SIMNA LTD for services rendered, and neither the Advisor nor the Fund may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due to SIMNA LTD.

3.         Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.         Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business

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activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.         Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, which shall, for avoidance of doubt exclude costs in connection with the purchase or sale of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund; the fees of the Fund’s independent public accountants, transfer agent, custodian and other service providers who are not employees of the Sub-Advisor or its affiliates; tax reporting; taxes levied against the Fund or any of its property; and interest expenses of the Fund.. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.         Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed in accordance with Exhibit A.

If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination.

7.         Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)         The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)         The Sub-Advisor is a corporation, duly organized and validly existing under the laws of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)         The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this

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Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)         The Form ADV of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8.         Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)         The Advisor is registered as an investment adviser under the Advisers Act;

(b)         The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)         The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)         The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement;

(e)         The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement; and

(f)         The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

9.          Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to

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Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.       Liability and Indemnification.

(a)         Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-advisor, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Advisor pursuant to this Agreement. Under no circumstances shall either party hereto be liable to the other, or required to provide indemnification to the other, for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages, or for any loss incurred by reason of any act or omission of any third party not under its direct supervision and control.

(b)         Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Fund Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which a Fund Indemnified Person sustains as a result of the Sub-Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Fund Indemnified Persons shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which a Sub-Advisor Indemnified Person sustains as a result of the Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses to the extent such liability or expenses result from the Sub-Advisor’s breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law.

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11.       Duration and Termination.

(a)         Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)         Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than 60 days written notice to the Advisor and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement. In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Advisor shall occur following either: (i) receipt by the Advisor and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisors absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”).

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.       Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board

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of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

13.       Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain through no fault of the receiving party, independently developed without access utilization of the information of the disclosing party, or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except with consent of the disclosing party, as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, including the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. The Advisor may disclose information relating to its fee arrangement with the Sub-Advisor, Sub-Advisor performance information, and similar information, to investors in the Funds, clients and prospective clients. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor. Notwithstanding the foregoing, the Sub-Advisor may disclose the total return earned by the Sub-Advisor Assets and may include such total return in the calculation of composite performance information.

14.       Use of Sub-Advisor’s Name. During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, and agrees to furnish the Sub-Advisor all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.

15.       Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)        If to the Advisor:

Mercer Investments LLC

99 High Street

Boston, MA 02110

Attention: Chief Counsel

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(b)        If to the Sub-Advisor:

Schroder Investment Management North America Inc.

7 Bryant Park

New York, NY 10018

Attention: Legal Department

16.       Governing Law. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.       Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

20.       Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR

MERCER INVESTMENTS LLC

By:	/s/ Stan Mavromates
Stan Mavromates
Chief Investment Officer

SUB-ADVISOR

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
William P. Sauer
Authorized Signatory

By:	/s/ Shanak Patnaik
Shanak Patnaik
Authorized Signatory
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